Exhibit 10.18

DS WATERS OF AMERICA, INC.

TRANSACTION MANAGEMENT INCENTIVE PLAN

ARTICLE I

INTRODUCTION

The purpose of the Plan is to provide meaningful incentive compensation to certain employees of the Company and certain related entities upon the consummation of a Transaction. Capitalized terms used herein are defined in Article II below.

This is the Plan contemplated by the Restructuring Agreement (as defined below).

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1 “Affiliate” shall mean (i) any parent corporation within the meaning of Section 424(e) of the Code or subsidiary corporation of the Company within the meaning of Section 424(f) of the Code, (ii) any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, the Company, or (iii) any other entity which is designated as an Affiliate by the Plan Administrator.

2.2 “Applicable Percentage” shall have the meaning set forth in Section 3.3.

2.3 “Board” shall mean the board of managers of New Parent.

2.4 “Borrowers” shall mean, collectively, Group, Holdings and the Company.

2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

2.6 “Company” shall mean DS Waters of America, Inc., a Delaware corporation, and its successors by operation of law.

2.7 “Contingent Payment” shall mean the cash payment to be made, in the event of a Transaction, to the Investors based on their respective Pro Rata Percentages set forth on the signature pages to the Contingent Payment Agreement, as applicable and without duplication, from the Transaction Proceeds (or, if the Transaction Proceeds include non-cash consideration and the cash proceeds of the Transaction are insufficient to make such payment, a pro rata equivalent amount of such non-cash consideration), pursuant to the Contingent Payment Agreement.

2.8 “Contingent Payment Agreement” shall mean that certain Contingent Payment Agreement dated as of April 20, 2012 among the Company, certain of its affiliates and the Investors.

2.9 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the term “Controlled” has a meaning correlative thereto.

2.10 “Effective Date” shall have the meaning set forth in Section 6.10.

2.11 “Enterprises” shall mean DS Waters Enterprises, Inc., a Delaware corporation.

2.12 “Group” shall mean DSW Group, Inc., a Delaware corporation.

2.13 “Group Lenders” shall mean the lenders that were party to the Note Purchase Agreement, dated as of October 24, 2007, as amended, with Group, as of the effective date of the Restructuring.

2.14 “Holdings” shall mean DSW Holdings, Inc., a Delaware corporation.

2.15 “Investors” shall mean each of the persons listed on the signature pages to the Contingent Payment Agreement under the heading “Initial Investors.”

2.16 “Junior Financing” shall mean junior unsecured, subordinated secured or other debt financing incurred subsequent to the consummation of the Restructuring for the purpose of making any payment or distribution on account of the outstanding New Parent Preferred Membership Interests.

2.17 “Minority Guaranteed Payment” shall mean the cash payment to be made, in the event of a Transaction, to holders of New Parent Common Membership Interests, pro rata based on their holdings of New Parent Common Membership Interests on the Restructuring Effective Date, as applicable and without duplication, from the Transaction Proceeds (or, if the Transaction Proceeds include non-cash consideration and the cash proceeds of the Transaction are insufficient to make such payment, a pro rata equivalent amount of such non-cash consideration), pursuant to that certain Minority Guaranteed Payment Agreement dated as of April 20, 2012 among the Company and certain of its affiliates.

2.18 “Net Equity Value” shall mean the difference between (a) the sum, without duplication, of (i) all Transaction Proceeds, plus (ii) cash on hand of the Company immediately prior to the closing of the Transaction plus (iii) all amounts distributed by New Parent to its members on account of their limited liability company interests therein prior to the closing of the Transaction, minus (b) the sum, without duplication, of (i) the aggregate amount all outstanding indebtedness of the Company and its Affiliates, including without limitation, any Junior Financing or other revolving credit, mezzanine, second lien, acquisition or other debt facilities (it being understood that any unfunded indebtedness shall not be deemed to be outstanding), plus (ii) any and all costs, fees and expenses incurred by the Company and its Affiliates in connection with the Transaction (including, without limitation, accounting, legal and investment banking fees and any costs or fees relating to the termination of any debt facility), plus (iii) all amounts contributed by any member of New Parent to New Parent prior to the closing of the Transaction; provided, that for purposes of calculating the Net Equity Value, Junior Financing shall, for purposes of this subsection (b), be the greater of (A) the outstanding balance of any Junior Financing and (B) $125 million.

2.19 “New Parent” shall mean DSW Group Holdings, LLC, a Delaware limited liability company.

2.20 “New Parent Common Membership Interests” shall mean the common membership interests (a.k.a. Common Units) of New Parent.

2.21 “New Parent Participating Preferred Units” shall mean the Participating Preferred Units of New Parent.

2.22 “New Parent Preferred Membership Interests” shall mean the preferred membership interests (a.k.a. the New Parent Participating Preferred Units and the New Parent Senior Preferred 15% Units) of New Parent.

2.23 “New Parent Senior Preferred 15% Units” shall mean the Senior Preferred 15% Units of New Parent.

2.24 “Participant” shall mean each employee of the Company or any of its subsidiary corporations (within the meaning of Section 424(f) of the Code) that is selected by the Plan Administrator in its sole discretion and designated as a Participant by the Board in a Participation Notification Letter; provided that such designated individual shall only become a Participant upon the Company’s receipt of a fully executed Participation Notification Letter.

2.25 “Participation Notification Letter” shall mean the letter from the Plan Administrator informing a Participant of his or her selection as a Participant in the Plan and setting forth the total number of Units awarded him or her under the Plan and such other terms and conditions included in such letter by the Plan Administrator in its sole discretion.

2.26 “Person” shall mean “person” as defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934.

2.27 “Plan” shall mean this DS Waters of America, Inc. Transaction Management Incentive Bonus Plan, as amended from time to time.

2.28 “Plan Administrator” shall mean, as determined by the Board, the Board or a committee of the Board. Absent any determination by the Board pursuant to the preceding sentence, the Board shall act as the Plan Administrator.

2.29 “Restructuring” shall mean the consummation of the “Restructuring Transactions,” as defined in the Restructuring Agreement.

2.30 “Restructuring Agreement” shall mean that certain Restructuring, Settlement and Plan Support Agreement dated as of February 28, 2012, by and among the Company, Group, Holdings, Enterprises, and the Group Lenders, as amended.

2.31 “Restructuring Effective Date” shall mean the closing of the Restructuring.

2.32 “Transaction” shall mean, following the Restructuring Effective Date, the sale, lease, exchange, disposition, license or other transfer (including in one or a series of related transactions) in single transaction or series of related transactions to any Person, other than to an Affiliate, the Group Lenders or the Borrowers, of (a) the business of the Company and its subsidiaries or of New Parent and its subsidiaries; (b) all or substantially all of the assets of the Company and its subsidiaries or of New Parent and its subsidiaries; (c) more than 80% of the equity securities in the Company, Enterprises or Group; or (d) more than 80% of the New Parent Preferred Membership Interests; provided, that, any sale, assignment or transfer of some or all of New Parent Preferred Membership Interests or New Parent Common Membership Interests in a series of two or more non-concurrent unrelated transactions or in separate transactions to two or more unrelated Persons will not constitute a Transaction; provided, further, that the separation into two or more transactions or two or more unrelated Persons is not done solely to evade the obligation to make the Minority Guaranteed Payment. Notwithstanding the foregoing, any Transaction hereunder is required to constitute a change in control event described in Treasury Regulation Sections 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi) or 1.409A-3(i)(5)(vii).

2.33 “Transaction Bonus” shall mean the amount or amounts payable pursuant to Section 3.2.

2.34 “Transaction Bonus Pool” shall mean an amount determined in accordance with Exhibit A attached hereto.

2.35 “Transaction Proceeds” shall mean, notwithstanding anything to the contrary set forth in any Participation Notification Letter, the gross purchase price paid in connection with a Transaction (which, for the avoidance of doubt, shall not be reduced for any payment on account of any outstanding indebtedness or equity interests of or in the Company or to Participants of any Transaction Bonuses under this Plan). Any Transaction Proceeds which are deposited into an escrow account or subject to being held-back by the purchaser for distribution to the seller(s) in any Transaction upon the occurrence or satisfaction of any event (including, without limitation, any escrows, holdbacks, earnouts, royalties, milestone and other contingent payments) shall not be included in calculating “Transaction Proceeds” until such time as such amounts are released to such seller(s), in which case the amount of the Transaction Bonus Pool with respect to the Transaction shall be recalculated taking into account such additional amounts, and any additional payments shall be paid on the same schedule and under the same terms and conditions as generally apply to payments to the seller(s); provided that any such additional payment that would be considered “nonqualified deferred compensation” subject to Section 409A of the Code shall be paid no later than 5 years after the Transaction.

2.36 “Units” shall mean the participating interests in the Transaction Bonus Pool awarded from time to time to Participants.

ARTICLE III

TRANSACTION BONUS

3.1 Award of Units. The maximum number of Units that may be issued under the Plan is 1,000,000; provided, however, that such number may be increased from time to time by the Plan Administrator. The Plan Administrator may award Units at such time or times over the term of the Plan as the Plan Administrator shall in its sole discretion deem appropriate after good faith consultation with the Chief Executive Officer of the Company. Prior to the date of a Transaction, Units cancelled in connection with a Participant’s cessation of employee status under Section 3.4 may be reissued under the Plan. Without limiting the foregoing, all Units available for issuance that have not been issued immediately prior to the consummation of a Transaction shall be issued, as the Plan Administrator shall in its sole discretion deem appropriate after good faith consultation with the Chief Executive Officer of the Company, effective as of immediately prior to the Transaction. Each employee of the Company who is awarded one or more Units shall be issued a Participation Notification Letter, and such designated individual shall only become a Participant under this Plan upon the Company’s receipt of a fully executed Participation Notification Letter. The award of Units shall not entitle the holder to any rights as a stockholder of the Company, including, without limitation, any voting, dividend or liquidation rights.

3.2 Transaction Bonus. Subject to the provisions of this Plan, upon the consummation of a Transaction, a Participant shall be entitled to receive a Transaction Bonus calculated as set forth in Section 3.3 and paid in accordance with the terms and conditions of this Plan and the Participant’s Participation Notification Letter, including without limitation, with respect to timing of payment(s). Notwithstanding anything herein to the contrary, subject to Section 3.4, a Transaction Bonus shall only be paid to a Participant if the Participant remains continuously employed by the Company or an Affiliate through the date of a Transaction. The Transaction Bonus shall be paid in the same form (i.e., cash, stock or other property, or any combination of the foregoing) and in the same proportion as the proceeds from the Transaction are paid to the stockholders of the Company; provided, that the value of any stock or other property shall be determined in accordance with Section 3.6; provided, further, that if any portion of the Transaction Proceeds are paid other than in the form of cash, the Plan Administrator may require the Participants to execute such documentation containing such covenants and restrictions (including, without limitation, restrictions on transferability, puts, calls, drag-along provisions) as it shall in its sole discretion deem necessary or advisable. Notwithstanding the foregoing, the Plan Administrator in its sole discretion may elect to pay the Transaction Bonuses in the form of cash.

3.3 Bonus Pool Calculation. The portion of the Transaction Bonus Pool to be allocated to each individual who is a Participant shall be determined in accordance with the following formula:

X = A/B, where:

X is the percentage of the Transaction Bonus Pool to be allocated to the Participant (the “Applicable Percentage”);

A is the total number of Units held by the Participant immediately prior to the consummation of a Transaction; and

B is the then maximum number of Units that may be issued under the Plan.

3.4 Termination of Service. Except as otherwise provided by the Plan Administrator or in any Participation Notification Letter, a Participant’s right to receive a Transaction Bonus shall terminate upon the termination of a Participant’s employment with the Company and its Affiliates for any reason (or no reason) prior to the date of a Transaction and all rights of such Participant under the Plan shall forthwith terminate and expire and such Participant shall have no further rights under the Plan.

3.5 Release. Notwithstanding anything to the contrary set forth in any Participation Notification Letter, the payment of any Transaction Bonus shall be subject to the Participant’s execution, delivery and non-revocation of a release, in accordance with this Section 3.5, to the fullest extent permitted by law in favor of the Company and its Affiliates and their respective officers, directors, managers, stockholders and other persons, in substantially the form attached hereto as Exhibit B, as may be modified to take into account changes in applicable law and any other changes as are legally necessary at the time of execution to make it enforceable (the “Release”). The Company shall provide the Release to the Participant no later than the first business day following the consummation of the Transaction. In order to receive a Transaction Bonus, the Participant shall be required to sign the Release within 21 or 45 days after the date it is provided to him or her, as may be required by applicable law, and not revoke it within the seven day period following the date on which it is signed, if provided such revocation right. All payments that would otherwise have been payable hereunder to the Participant during the period beginning on the date of the consummation of a Transaction through the date the Release becomes effective and no longer subject to revocation, shall, subject to Section 6.9 below, be paid to the Participant in a lump sum as soon as reasonably practicable following the date the Release becomes effective and no longer subject to revocation (but no later than 15 days after it becomes effective and no longer subject to revocation), and any remaining payments due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

3.6 Valuation of Securities and Other Property. If the consideration received by the Company or its stockholders in connection with a Transaction is securities or other property, its value shall be the fair market value thereof as reasonably determined in good faith by the Plan Administrator, taking into consideration the value assigned to such property by the parties to the Transaction in connection with the Transaction. In addition, to the extent not inconsistent with the foregoing, any securities received in connection with a Transaction shall be valued as follows:

(a) Securities not subject to restrictions on free marketability covered by Section 3.6(b) below:

(i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 10 trading days ending on the trading day immediately prior to the date of consummation of the Transaction;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 20 trading days ending on the trading day immediately prior to the date of consummation of the Transaction; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Plan Administrator.

(b) Securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be valued by making an appropriate discount from the market value determined as above in Section 3(a)(i), 3(a)(ii) or 3(a)(iii) above to reflect the approximate fair market value thereof, as determined in good faith by the Plan Administrator.

ARTICLE IV

ADMINISTRATION

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the full power and authority to select the employees of the Company or its subsidiary corporations (within the meaning of Section 424(f) of the Code) eligible for awards as Participants under the Plan and the number of Units to be awarded to such Participants, in each case, in its sole discretion after good faith consultation with the Chief Executive Officer of the Company, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret, construe and administer the Plan in its sole discretion based on the provisions of the Plan, to decide any questions and settle all controversies that may arise in connection with the Plan and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable; provided, however, that no Participant shall be permitted to act as Plan Administrator with respect to the award of Units to himself or herself or any determinations hereunder with respect to the award of Units held by such Participant. The Plan Administrator’s interpretations and construction hereof, and actions hereunder, made by the Plan Administrator in its sole discretion, or the amount of the payments to be made hereunder, shall be final, binding and conclusive on all persons (absent manifest error). The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

ARTICLE V

FUNDING

The Plan shall be funded out of the Transaction Proceeds of a Transaction, or as otherwise provided in the documentation relating to the Transaction, as and when benefits are payable under the Plan. All Participants shall be solely general creditors of the Company. If the Plan Administrator decides in its sole discretion to establish any advance accrued reserve against the future expense of benefits payable hereunder, or if the Plan Administrator decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

ARTICLE VI

MISCELLANEOUS

6.1 Amendments. The Plan Administrator may, at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan and any or all of the terms of any right to a Transaction Bonus theretofore granted, in each case retroactively or otherwise, but, except otherwise specifically provided herein or any Participation Notification Letter, the rights of a Participant may not be adversely affected without the consent of such Participant; provided, however, that the Plan Administrator may amend, in whole or in part, any or all of the provisions of the Plan and any or all of the terms of any right to a Transaction Bonus without the consent of any Participant to the extent that the Plan Administrator determines that any such amendment is required in order to comply with legal, tax or regulatory requirements in connection with the consummation of a Transaction and all Plan Participants are affected in a comparable manner.

6.2 Rights of Participants; Other Benefits. Nothing herein contained shall be held or construed to create any liability or obligation upon the Plan Administrator or the Company or any of its Affiliates to retain any Participant in its service. All Participants shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect. Except as otherwise expressly provided in any Company benefit plan, no Transaction Bonus shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

6.3 No Obligation; Company Discretion. No provision of the Plan shall be interpreted to impose an obligation on the Company or any of its Affiliates (or the Board or any equivalent body of the Company or any of its Affiliates) to accept, agree to or otherwise enter into any proposed or potential transaction that would result in a Transaction. The decision to enter into (or to reject) a proposed transaction that would result in a Transaction, and all terms and conditions of such transaction, including the amount, timing and form of consideration to be provided in connection therewith, shall be within the sole and absolute discretion of the Company and/or its Affiliates (and the Board and/or any equivalent body of the Company or any of its Affiliates).

6.4 Governing Law. The Plan shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware.

6.5 Withholding. The Company or the Plan Administrator shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

6.6 Severability. If any provision of the Plan shall be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

6.7 Assignment and Alienation. The right to a Transaction Bonus shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized or given effect by the Plan Administrator.

6.8 Communications. All announcements, notices and other communications regarding the Plan shall be made by the Plan Administrator in writing.

6.9 Section 409A of the Code. Payments under the Plan are intended to be exempt from Section 409A of the Code and shall be construed and interpreted in accordance with such intent; provided, that any “additional payments” described in Section 2.35 of the Plan that are payable upon the occurrence or satisfaction of any event, including, without limitation, any escrow, holdback or earnout are intended to comply with Section 409A of the Code. The Plan Administrator and the Company and its Affiliates shall have no liability to any Participant or otherwise if the Plan or any amounts paid or payable hereunder are subject to Section 409A of the Code or the additional tax thereunder. The Participant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event shall the Participant, directly or indirectly, designate the calendar year of any payment that is considered “nonqualified deferred compensation” under Section 409A of the Code. Accordingly, if any portion of the Transaction Bonus that is payable upon the effective date of the Release is considered “nonqualified deferred compensation” and could be made in more than one taxable year based on the date of returning the Release, payment shall be made in the later taxable year.

6.10 Effective Date; Term. This Plan shall become effective upon the date it is adopted by the Company’s board of directors (such date, the “Effective Date”). This Plan shall automatically terminate (i) in the event the Company shall consummate a Transaction prior to the Termination Date, following the payment of all Transaction Bonuses payable pursuant to this Plan in connection with such Transaction, or (ii) in the event the Company shall not consummate a Transaction prior to the Termination Date, on the Termination Date. For purposes of this Plan, “Termination Date” shall mean April 20, 2020.

6.11 Parachute Payments. Notwithstanding anything in the Plan or in any Participation Notification Letter to the contrary, payment of any portion of the Transaction Bonus to a Participant who is a “disqualified individual” within the meaning set forth under Treasury Regulation Section 1.280G-1, Q/A-15, as determined by the Company, that constitutes an “excess parachute payment” within the meaning of Section 280G of the Code (an “Excess Parachute Payment”), shall be expressly conditioned upon disclosure to and approval by the Company’s stockholders in compliance with Treasury Regulation Section 1.280G-1, Q/A-7. The Company shall use its reasonable business efforts to obtain the requisite shareholder approval of any such Excess Parachute Payments. If such stockholder approval is not obtained, any such Excess Parachute Payment shall not be paid and shall be void ab initio. To the extent that the Company has equity securities what are readily tradable on an established securities market or otherwise, so as to render the shareholder approval requirements referenced above unavailable, then the Transaction Bonus that any Participant is entitled to receive under the Plan that would (if paid), either alone or in the aggregate with other payments or benefits payable to the Participant, constitute an Excess Parachute Payment, will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof, along with any other payments or benefits payable to the Participant, will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments under the Plan, notwithstanding that all or some portion of such payments may be subject to the excise tax imposed under Section 4999 of the Code. All determinations required to be made hereunder shall be made in consultation with the Company’s independent public accounting firm and at the Company’s expense.

6.12 Entire Agreement. The Plan (including any Participation Notification Letters issued pursuant to the Plan) sets forth the entire understanding of the Company with respect to the subject matter hereof. If and to the extent that any term, condition or provision of any Participation Notification Letter conflicts or is inconsistent with the terms, conditions or provisions of the Plan, the Plan shall control, and such Participation Notification Letter shall be deemed to be modified accordingly.

6.13 Calculations. All calculations required under the Plan (including, without limitation, the calculation of Transaction Proceeds) shall be performed by the Plan Administrator (or its delegees), whose determination shall be final and binding upon the Company and all Participants (absent manifest error).

6.14 Right of Setoff. The Company may, to the maximum extent permitted by applicable law, deduct from and setoff against any amounts owed to a Participant hereunder that is not considered to be “nonqualified deferred compensation” subject to Section 409A of the Code any amounts that may be owed by the Participant to the Company or its Affiliates (although the Participant shall remain fully liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff). By delivering a fully executed copy of the Participation Notification Letter, the Participant shall be deemed to have agreed to any deduction or setoff under this Section 6.14.

6.15 Successors. For purposes of the Plan, the Company shall include any and all of its successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be have been required to perform if no such succession or assignment had taken place. In such event, the term “Company”, as used in the Plan, shall mean the Company, as herein before defined and any successor or assignee to its business or assets which by reason hereof becomes bound by the terms and provisions of the Plan.

6.16 Interpretation. The section and other headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Section references are to sections of this Plan only unless otherwise stated.

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